Exhibit 2.1

Confidential

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [****].

Redacted portions filed separately with

Confidential Treatment Application.

SECURITIES PURCHASE AGREEMENT

by and among:

BIOMARIN PHARMACEUTICAL INC.,

a Delaware corporation;

ZYSTOR THERAPEUTICS, INC.,

a Delaware corporation;

THE PERSONS LISTED ON EXHIBIT 1.4A

and

GEORGE G. ARIDA, as the SELLING HOLDER REPRESENTATIVE

Dated as of August 17, 2010

Confidential

EXECUTION COPY

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Company Transaction Expenses
Exhibit C	-	Description of ZC-701
Exhibit 1.4A	-	Selling Holder Information and Ownership
Exhibit 1.4B	-	Allocation of Purchase Price
Exhibit 1.4C	-	Wire Transfer Instructions

Disclosure Schedule

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made and entered into as of August 17, 2010, by and among BioMarin Pharmaceutical Inc., a Delaware corporation (the “Purchaser”), ZyStor Therapeutics, Inc., a Delaware corporation (the “Company”), the parties listed on Exhibit 1.4A (the “Selling Holders” and each a “Selling Holder”), who hold shares of capital stock, and options, warrants, convertible notes and other rights to acquire capital stock, of the Company; and George G. Arida as the Selling Holder Representative. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Exhibit A hereto.

RECITALS

WHEREAS, the Selling Holders own all of the outstanding shares of capital stock, and all outstanding warrants, convertible notes and other rights to acquire capital stock, of the Company (collectively, but excluding Options, the “Equity Interests”) and all options to purchase shares of capital stock of the Company (collectively the “Options”) in each case as set forth opposite their respective names on Exhibit 1.4A hereto; and

WHEREAS, the Selling Holders wish to sell their Equity Interests to the Purchaser and cancel their Options on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

Section 1.1 Sale and Purchase of Equity Interests. At the Closing, the Selling Holders shall sell, assign, transfer and deliver the Equity Interests to the Purchaser, the Purchaser shall purchase the Equity Interests from the Selling Holders, for the right to receive the cash consideration specified in Section 1.3 as provided in Sections 1.4, 1.6 and 9.4(b), in each case on the terms and subject to the conditions set forth in this Agreement, and the Company shall cause the books and records of the Company to reflect such sale, assignment and transfer.

Section 1.2 Cancellation of Options. At the Closing, the Options held by the Selling Holders shall be cancelled and the holders thereof shall cease to have any rights with respect thereto, including without limitation the right to acquire shares of Company stock, except for the right to receive the cash consideration specified in Section 1.3 as provided in Sections 1.4, 1.6 and 9.4(b), in each case on the terms and subject to the conditions set forth in this Agreement, and the Company shall cause the books and records of the Company to reflect such cancellation. By entering into this Agreement, each holder of Options agrees that such Options shall be cancelled at the Closing and have no further force and effect, and the holder will have no further rights with respect thereto, including without limitation the right to acquire shares of Company stock. The Company shall take all actions that may be necessary or that Purchaser considers

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

appropriate to effectuate the provisions of this Section 1.2 and to ensure that, from and after the Closing, holders of Options have no rights with respect to such Options other than those specifically provided in this Agreement.

Section 1.3 Purchase Price. The aggregate cash amount to be paid for the Equity Interests and cancellation of Options shall be: (a) Twenty-Two Million Dollars (US $22,000,000) less Company Transaction Expenses payable at Closing (the net amount after deduction of such Company Transaction Expenses, the “Initial Payment Amount”), plus (b) any Contingent Payment(s) that might become payable to the Selling Holders pursuant to Section 1.6 (after deduction of Deferred Company Transaction Expenses, as provided in Section 9.4(a) and Exhibit 1.4B) (all such amounts paid to the Selling Holders being hereinafter referred to as the “Purchase Price”).

Section 1.4 Payment of Purchase Price.

(a) At the Closing, the Initial Payment Amount, less the amounts set forth in clauses (i) and (ii) below (the Initial Payment Amount less such amounts hereinafter referred to as the “Closing Date Amount”), shall be paid by the Purchaser by wire transfer to the Selling Holders in the portions and to the accounts listed on Exhibit 1.4C opposite each such Selling Holder’s name (such amounts shall be unchanged regardless of whether such Selling Holder exercises or converts any Equity Interests or Options prior to Closing and regardless of the amount of any dividends accrued with respect to the Series A Preferred Stock or Series B Preferred Stock prior to Closing) :

(i) the amount of [****] (the “Holdback Amount”) to be withheld at Closing and held by Purchaser for the purposes of satisfying claims brought pursuant to Article IX for the period of time and in accordance with the terms set forth in this Agreement; and

(ii) the Selling Holder Representative’s Fund.

(b) At the Closing, each Selling Holder shall transfer, grant, convey, sell and assign to the Purchaser all of the Equity Interests held by such Selling Holder, and the Options held by each Selling Holder shall be cancelled. At the Closing and thereafter, each Selling Holder shall enter into such instruments of transfer, including stock powers and stock transfer agreements, as may be requested by the Purchaser to evidence such transfer and shall deliver to the Purchaser all physical original certificates evidencing all such securities or rights with stock transfer powers appropriately completed and signed.

(c) The amounts payable to the Selling Holders from the Closing Date Amount are set forth on Annex I to Exhibit 1.4B.

(d) A Selling Holder may update the account and other information set forth in Exhibit 1.4C by written instructions delivered to the Purchaser and the Selling Holder Representative, provided that the Purchaser shall be required to act in accordance with such

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

updated information only to the extent reflected in Selling Holder Contingent Payment Instructions or Selling Holder Holdback Payment Instructions (each as defined herein).

Section 1.5 Closing. The closing of the sale of the Equity Interests to Purchaser and the cancellation of the Options (the “Closing”) shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304 at 12:30 p.m. on the date hereof or on a date to be designated by the Purchaser that is no later than the fifth Business Day following the date on which the last to be satisfied or waived of the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 1.6 Contingent Payments. Subject to Article IX, the Purchaser shall pay to the Selling Holders any payment that may become due to the Selling Holders pursuant to the provisions of this Section 1.6 (each a “Contingent Payment” and collectively the “Contingent Payments”), less any amount that the Purchaser shall be entitled to retain and set off pursuant to Section 9.4(a), within fifteen (15) Business Days following the date of receipt by the Purchaser of the Selling Holder Contingent Payment Instructions (as defined below) with respect to the applicable Contingent Payment; provided, that in the case of any payment due under Section 1.6(f) or Section 1.6(g), such payment shall be due and paid contemporaneously with the Net Sales report required to be delivered pursuant to Section 1.8 for the fourth calendar quarter of the calendar year in which the described event occurs, subject to receipt by the Purchaser of the Selling Holder Contingent Payment Instructions with respect to the applicable Contingent Payment(s) at least ten (10) Business Days prior to the date on which such payment is payable. The Purchaser shall notify the Selling Holder Representative within ten (10) Business Days of the Business Day on which a Contingent Payment becomes due under Section 1.6(a) through Section 1.6(e), including notification of any amount that the Purchaser shall be entitled to retain and set off pursuant to Section 9.4(a). No later than five (5) Business Days following the date of receipt of such notice, and at least ten (10) Business Days prior to any payment due under Section 1.6(f) or (g), the Selling Holder Representative shall provide Purchaser with a certificate, executed by the Selling Holder Representative, certifying to and setting forth the allocation of such Contingent Payment, less any amount that the Purchaser shall be entitled to retain and set off pursuant to Section 9.4(a), among the Selling Holders determined in the manner provided in Exhibit 1.4B and Section 10.1(h) (any such instructions, the “Selling Holder Contingent Payment Instructions”). Each Selling Holder shall receive that portion of each Contingent Payment specified in the Selling Holder Contingent Payment Instructions. Any such payment made to a Selling Holder pursuant to this Section 1.6 shall be made to such Selling Holder in immediately available funds to the account of such Selling Holder listed on Exhibit 1.4C. The Purchaser shall be entitled to rely in all respects on any Selling Holder Contingent Payment Instructions and shall not be liable to, or be obligated to make any payments to, any Selling Holder except as set forth in any Selling Holder Contingent Payment Instructions. Subject to the final paragraph of this Section 1.6, all payments to the Selling Holders under this Section 1.6 are one-time payments, and once a payment is triggered under a subsection of this Section 1.6, no further or other payment shall be triggered or paid under such subsection, regardless of the number of times

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the described event occurs. Notwithstanding anything to the contrary contained herein, the Purchaser’s obligation to make any payments to the Selling Holders pursuant to Section 1.6 shall terminate on the ten (10) year anniversary of the Closing Date; provided, however, that in the event that the payments pursuant to clauses (a) through (c) and either (d) or (e) of this Section 1.6 become payable on or prior to such date, the Purchaser’s obligation to make any payments to the Selling Holders pursuant to clauses (f) and (g) of this Section 1.6 shall terminate on the fifteen (15) year anniversary of the Closing Date. The obligation of the Purchaser to make Contingent Payments shall occur upon the following events:

(a) Initiation of Phase 3 Clinical Trial. Upon the Purchaser or any Affiliate or Sublicensee of the Purchaser dosing a first human patient in the first Phase 3 Clinical Trial of a Company Product Candidate that contains ZC-701, the Purchaser shall pay to the Selling Holders an aggregate cash amount of Thirteen Million Dollars (US $13,000,000) [****].

(b) [****].

(c) [****].

(d) [****].

(e) [****].

(f) [****].

(g) [****].

[****].

Section 1.7 Contingent Payments Not Transferable. The right of any Selling Holder to receive any Contingent Payment: (i) does not give the Selling Holder dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by such Selling Holder, except by will, upon death or by operation of law or, if such Selling Holder is a partnership or limited liability company, to one or more partners or members of such Selling Holder or to one or more Affiliates of such Selling Holder, partners or members; (iv) shall not accrue or pay interest on any portion thereof, except as provided by this Agreement with respect to the Holdback; and (v) does not represent any right other than the right to receive the consideration set forth in Section 1.6. Any attempted transfer of the right to any Contingent Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

Section 1.8 Net Sales Reports. Within thirty (30) Business Days after the end of each calendar quarter commencing with the quarter of occurrence of the first to occur of the Contingent Payment milestones set forth in Section 1.6(d) and (e), provided that one such milestone occurred prior to the [****] year anniversary of the Closing Date, and until the earlier of (1) the date on which the Purchaser has made the payment under Section 1.6(g); or (2) the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[****] year anniversary of the Closing Date, the Purchaser shall deliver to the Stockholder Representative a report setting out the Net Sales the Purchaser and its Affiliates and Sublicensees made in the relevant calendar quarter, including:

(a) units of Products sold, during the relevant calendar quarter on a country-by-country basis;

(b) gross sales of Products sold in the relevant calendar quarter on a country-by-country basis;

(c) Net Sales of Products sold, in the relevant calendar quarter on a country-by-country basis;

(d) all relevant deductions in accordance with this Agreement from gross sales to Net Sales; and

(e) all relevant exchange rate conversions, based on the applicable Exchange Rate.

Section 1.9 Audits. The Purchaser shall keep, or cause to be kept complete, true and accurate books of account and records showing the derivation of all amounts payable to the Stockholders in connection with this Agreement. Such books of record shall be preserved until at least the earlier to occur of the first (1st) anniversary of the date on which the Contingent Payment milestones set forth in Section 1.6(f) and (g) shall cease to be payable or the first anniversary of the date of payment of the Contingent Payment milestone set forth in Section 1.6(g). Upon the written request of the Selling Holder Representative, at the Selling Holders’ expense and not more than once for each of the contingent payment milestones set forth in Section 1.6(f) and (g), the Purchaser shall permit an independent certified public accounting firm of nationally recognized standing, selected by Selling Holder Representative and reasonably acceptable to the Purchaser, to have access during normal business hours to the records of the Purchaser as may be reasonably necessary to verify the accuracy of the Net Sales calculation made under Section 1.7 for any quarter ending after the Effective Date through the end of the period relating to the earlier to occur of the tenth (10th) anniversary of the Closing Date or payment of the contingent payment milestone set forth in Section 1.6(g); provided, however, that any such request for verification must be made within six (6) months following the end of the period relating to the earlier to occur of the date on which the contingent payment milestones set forth in Section 1.6(f) and (g) shall cease to be payable or payment of the contingent payment milestone set forth in Section 1.6(g). In the event that such audit determines that (i) the amount paid to the Stockholders is less than the actual amount due, the Purchaser shall promptly make such under payment, and (ii) the amount paid to the Selling Holders is more than the actual amount due, the Selling Holders shall promptly return such over payment to the Purchaser. In addition, in the event that such audit determines that the amount paid to the Selling Holders is less than the actual amount due by five percent (5%) or more, then the Purchaser shall reimburse the Selling Holders for all fees and expenses incurred by the Selling Holders in connection with such audit.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 1.10 Withholding. Each of Purchaser, the Company or any agent thereof shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Selling Holder such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING HOLDERS

Except as set forth on the Disclosure Schedule, the Company (not as to any Selling Holder) and each of the Selling Holders (as to such Selling Holder and not as to the Company or any other Selling Holder), represents and warrants to and for the benefit of the Indemnitees as follows:

Section 2.1 Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted as of the Closing Date and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has made available to the Purchaser complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,347,399 shares of Common Stock, par value $0.001 per share, 3,900,878 shares of which are issued and outstanding, and (ii) 42,797,087 shares of Preferred Stock, par value $0.001 per share, 9,762,263 shares of which are designated Series A Preferred Stock, all of which are issued and outstanding and 33,034,824 shares of which are designated Series B Preferred Stock, 26,784,824 shares of which are issued and outstanding. No shares of Common Stock are held in the treasury of the Company.

(b) Under the Company’s 2004 Stock Option Plan (the “Plan”), (i) 5,000,000 shares of Common Stock have been reserved for issuance thereunder, (ii) options to purchase 2,639,784 shares have been granted and are currently outstanding as reflected on Exhibit 1.4A, and (iii) 863,400 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Other than (i) the shares reserved for issuance under the Plan, (ii) the Company Convertible Notes, and (iii) shares of Company capital stock issuable pursuant to the Convertible Note Warrants on the terms specified therein, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities except as set forth in Section 2.2 of the Disclosure Schedule. All options, Company Convertible Notes and Convertible Note Warrants will be terminated at Closing and no shares of Company capital stock will be issuable at or following Closing with respect thereto.

(d) All issued and outstanding shares of the Company’s Common Stock and Preferred Stock (i) have been duly authorized and validly issued, are held of record by the persons listed on Exhibit 1.4A and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e) The allocation of the Purchase Price set forth on Exhibit 1.4A and Exhibit 1.4B, including Annex I thereto, is consistent with, and does not conflict with or constitute a violation of, the Certificate of Incorporation.

Section 2.3 Subsidiaries. The Company does not have any direct or indirect Subsidiaries. There are no obligations, contingent or otherwise, of the Company to make any investment (in the form of a loan or capital contribution) in any other Entity.

Section 2.4 Authority, No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as availability of equitable remedies may be limited by applicable Law.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company or the Selling Holders of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or, except as set forth in Section 2.4(b) of the Disclosure Schedule, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice, consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s assets under any

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company Contract, or (iii) subject to compliance with the requirements specified in Section 2.4(c), contravene, conflict with or result in a violation of any Governmental Authorization, Law, order, writ, injunction, judgment or decree applicable to the Company or any of its properties or assets.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company: (i) in connection with the execution and delivery of this Agreement by the Company or the Selling Holders or the consummation by the Company and the Selling Holders of the transactions contemplated by this Agreement, or (ii) necessary for the Company to operate its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the consummation of the transactions contemplated hereby.

Section 2.5 Company Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to the Purchaser its audited balance sheet as at December 31, 2009 and audited statements of operations and cash flows for the twelve (12) months ended December 31, 2009, and its unaudited balance sheet (the “Unaudited Interim Balance Sheet”) as at June 30, 2010 (the “Statement Date”) and unaudited statements of operations and cash flows for the six (6) month period ended on the Statement Date (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 31, 2009 and the Statement Date; provided, however, that the unaudited Financial Statements for the six (6) month period ended on the Statement Date are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles.

(b) The books and records of the Company (i) reflect all items of income and expense and all assets and Liabilities required to be reflected in the Financial Statements in accordance with GAAP, and (ii) are complete and correct in all material respects. The Company maintains proper and adequate internal accounting controls which provide assurance that (x) transactions are executed in accordance with management’s authorization, (y) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (z) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 2.6 No Undisclosed Liabilities; Indebtedness. The Company does not have any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities disclosed in the Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the Statement Date; and (iii)

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Liabilities in respect of the Company Transaction Expenses with respect to the items set forth in Section 2.20(b) of the Disclosure Schedule.

Section 2.7 Absence of Certain Changes or Events. Since the Statement Date, the Company has conducted its operations in the Ordinary Course of Business and there has not been:

(a) any Company Material Adverse Effect, and no event has occurred that will or would reasonably be expected to have a Company Material Adverse Effect;

(b) any other action or event that would have required the consent of the Purchaser pursuant to Section 5.2(b) of this Agreement had such action or event occurred after the date of this Agreement;

(c) any resignation or termination of any officer, key employee or group of employees of the Company;

(d) any material change, except in the Ordinary Course of Business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(e) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company; or

(f) any arrangement or commitment by the Company to do any of the acts, or that would cause the occurrence of any of the events, described in subsection (a) or (e) above.

Section 2.8 Taxes.

(a) The Company has properly filed or caused to be filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid or caused to be paid on a timely basis all material Taxes that were due and payable by it. The unpaid Taxes of the Company for Tax periods through the Statement Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and all unpaid Taxes of the Company for all Tax periods commencing after the Statement Date arose in the Ordinary Course of Business or as a result of the transactions contemplated by this Agreement. The Company does not have any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, provincial, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company, nor is it a party to any Tax allocation or Tax sharing agreement. All material Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) The Company has made available to the Purchaser complete and accurate copies of all (i) Tax Returns of the Company that have been filed relating to Taxes for all taxable periods for which the period for the assessment or collection of Taxes has not expired under the applicable statute of limitations other than immaterial information Tax Returns (e.g., Forms W-2 and 1099), and (ii) private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, notices of assessment, closing agreements, settlement agreements and pending ruling requests submitted by, received by, or agreed to by or on behalf of the Company relating to any material Taxes for all such periods. No examination or audit of any Tax Return of the Company by any Governmental Body is currently in progress or, to the Company’s Knowledge, threatened or contemplated, no Tax Return of the Company has previously been subject to such an examination or audit, and there are no matters under discussion with any Governmental Body relating to Taxes asserted by such Governmental Body. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or may be subject to taxation by that jurisdiction. The Company has not agreed to extend or waive the statute of limitations for the assessment or collection of any material Taxes which agreement or waiver remains in effect.

(c) There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(d) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(e) The Company is not a party to a gain recognition agreement under Section 367 of the Code. The Company has not engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Effective Time, (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time, (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received on or prior to the Effective Time other than prepaid amounts, if any, reflected in the Financial Statements.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.9 Owned and Leased Real Properties.

(a) The Company does not own and has never owned any real property.

(b) Section 2.9(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively “Company Leases”) and the location of the premises. Neither the Company, nor, to the Company’s Knowledge, any other party to any Company Lease, is in default under any of the Company Leases. Each of the Company Leases is in full force and effect and is enforceable against the Company, and, to the Company’s Knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company has made available to the Purchaser complete and accurate copies of all Company Leases.

Section 2.10 Intellectual Property.

(a) Section 2.10(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded, other than any failure to properly execute and record such assignments that is not material to the Company. To the Company’s Knowledge, all issued Company Registrations are valid and enforceable, all pending patent applications included in the Company Registrations if issued would be valid and enforceable, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b) There are no inventorship challenges, opposition, re-examination, reissue or nullity proceedings or interferences declared or commenced or, to the Company’s Knowledge, threatened except as set forth in Section 2.10(b) of the Disclosure Schedule, and to the Company’s Knowledge there is no fact or circumstance that is reasonably likely to result in an inventorship challenge, opposition, re-examination, reissue or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation with respect to such applications or any patent or trademark arising therefrom.

(c) Except for the Company Owned Intellectual Property identified as jointly owned in Section 2.10(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. All joint owners of any Company Owned Intellectual Property are listed in Section 2.10(c) of the Disclosure Schedule, which specifically identifies the particular items of Company Owned Intellectual Property jointly owned by such joint owners. Such jointly owned Company Owned Intellectual Property is free and clear of any Liens. Except as set forth in Section 2.10(c) of the Disclosure

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule, to the Company’s Knowledge, the Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in the manner currently conducted and currently contemplated by the Company to be conducted, other than any Intellectual Property the failure of which to be included in the Company Intellectual Property has not been, and would not reasonably be expected to be, material to the Company. The Company Intellectual Property includes Patent Rights which contain at least one claim pending or issued in the United States and other countries, including but not limited to Australia, Canada, Europe, Hong Kong, Israel, Japan, China, and India, that claims the composition of matter of each Company Product Candidate and at least one claim pending or issued in the United States and other countries, including but not limited to Australia, Canada, Europe, Hong Kong, Israel, Japan, China, and India that claims the use of each Company Product Candidate currently contemplated for the treatment of Pompe disease.

(d) The Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied with all applicable contractual and legal requirements pertaining to information privacy and security, except for failures to comply that are not material to the Company. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Company’s Knowledge, threatened against the Company. To the Company’s Knowledge, there has been no: (i) unauthorized disclosure of any third-party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of any of the Company’s security procedures wherein confidential information has been disclosed to a third person.

(e) To the Company’s Knowledge, the Company has not, does not, and will not (in the course of conducted the Company’s business in the future as currently contemplated by the Company to be conducted and without the future acquisition of licenses to any third party Intellectual Property), in any material respect, infringe, violate or misappropriate any Intellectual Property of any third-party. Except as set forth in Section 2.10(e) of the Disclosure Schedule, the Company has not received any communication, complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or (ii) questioning, or advising that such Person is challenging or threatening to challenge, the ownership, licensing, use, legality, validity or enforceability of any Company Intellectual Property. To the Company’s Knowledge, except as set forth in Section 2.10(e) of the Disclosure Schedule, none of the manufacturing for commercial sale, marketing or sale of any Company Product Candidate would infringe, violate or constitute a misappropriation of any Intellectual Property of any third-party.

(f) To the Company’s Knowledge, no Person (including any current or former employee or consultant of the Company) or entity is infringing, violating or misappropriating or has infringed, violated or misappropriated any of the Company Intellectual Property. The Company has made available to the Purchaser complete and accurate copies of all correspondence, written or electronic documents describing oral communications, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Intellectual Property, other than any correspondence, written or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

electronic documents describing oral communications, analyses or legal opinions under which the Company would reasonably be expected to lose its attorney-client privilege if such materials were made available to the Purchaser (and provided, in the case of any such correspondence, written or electronic documents describing oral communications, analyses or legal opinions provided following the date of this Agreement, such privilege cannot be reasonably sufficiently protected using a joint defense or other similar agreement).

(g) Section 2.10(g) of the Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 2.10(g) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Product or Company Product Candidate. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it has licensed or is obligated to license any past, existing or future Intellectual Property to any Person.

(h) Section 2.10(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it, and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to any item of Company Owned Intellectual Property. No third-party inventions, methods, services, materials or processes are included in or required to Exploit any of the Company Product Candidates, except as specifically set forth in Section 2.10(h) of the Disclosure Schedule.

(i) Except as set forth in Section 2.10(i) of the Disclosure Schedule, each past or current employee of the Company and each past or current independent contractor of or consultant to the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. None of the past employees listed in Schedule 2.10(i) of the Disclosure Schedule is an inventor on any Patent Rights that constitute (or would constitute if such employee had signed such an assignment) Company Owned Intellectual Property.

(j) Except as set forth in Section 2.10(j) of the Disclosure Schedule, the Company has not sought, applied for or received any support, funding, resources or assistance from any federal, state, provincial, local or foreign governmental or quasi-governmental agency or funding source in connection with or for use in connection with Exploiting any of the Company Product Candidates or any facilities or equipment used in connection therewith. None of the Company Owned Intellectual Property and, to the Company’s Knowledge after reasonable inquiry, none of the Company Licensed Intellectual Property was invented, created, developed, conceived and/or reduced to practice, in whole or in part, through the use of or as result of any

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

support, funding, resources or assistance from any federal, state, provincial, local or foreign governmental or quasi-governmental agency or funding source.

(k) The execution and delivery of this Agreement by the Company and the Selling Holders, the consummation by the Company or the Selling Holders of the transactions contemplated hereby and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property that is useful to the business of the Company, as it is currently conducted and as it is contemplated as of the date of this Agreement to be conducted, excluding currently-available, off the shelf software programs.

Section 2.11 Agreements; Government Contracts.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list of each Company Contract other than Company Contracts that: (i) involve less than $25,000 (and do not exceed $100,000 in the aggregate); (ii) do not relate to any Intellectual Property; and (iii) are immaterial to the business, assets and liabilities of the Company. Complete and accurate copies of all of the agreements listed in Section 2.11(a) of the Disclosure Schedule have heretofore been made available to the Purchaser. Each Company Contract is in full force and effect and is enforceable in accordance with its terms against the Company, and, to the Company’s Knowledge, against each other party thereto in each case except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as availability of equitable remedies may be limited by applicable Law. Neither the Company nor, to the Company’s Knowledge, any other party to any Company Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Except as set forth in Section 2.11(b) of the Disclosure Schedule, there is no non-competition or other similar agreement, judgment, injunction or order to which the Company is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted. Except as set forth on Section 2.11(b) of the Disclosure Schedule, the Company has not entered into (or is otherwise bound by) any agreement under which it is now, or following the Closing the Purchaser or any of the Purchaser’s Affiliates (including the Company) would be, restricted from selling, licensing or otherwise distributing any of their respective technology, products or Company Product Candidates, or providing services to,

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(c) Except as set forth on Section 2.11(c) of the Disclosure Schedule, the Company is not a party to any agreement under which a third-party would be entitled to receive a license or any other right to Intellectual Property of the Purchaser or any of the Purchaser’s Affiliates following the Closing.

(d) The Company is not nor has it been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body; no such suspension or debarment has been initiated or, to the Company’s Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that would be applicable to the Company or through the Company to the Purchaser or its Affiliates (including the Company). The Company has not since inception been audited or investigated and is not now being audited or, to the Company’s Knowledge, investigated by any Governmental Body, or any prime contractor with a Governmental Body nor, to the Company’s Knowledge, has any such audit or investigation been threatened. To the Company’s Knowledge, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Body, or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, have had, or would reasonably be expected to result in, a Company Material Adverse Effect. The Company does not have any agreements which require it to obtain or maintain a security clearance with any Governmental Body.

Section 2.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company. There are no judgments, orders or decrees outstanding against the Company that, individually or in the aggregate, are material to the Company. No claims have been asserted or, to the Company’s Knowledge, threatened against the Company relating to services, products or product candidates developed, tested, manufactured, marketed, distributed or sold by or on behalf of the Company.

Section 2.13 Environmental Matters.

(a) The Company has at all times complied in all material respects with, and is not currently in violation of, any applicable Environmental Laws. The Company has all permits, licenses and approvals required under Environmental Laws to operate and conduct its business as currently operated and conducted. The Company has not Released any Hazardous Substance into the environment or received any notice, demand, letter, claim or request for information, nor is the Company aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law. The Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Body or is subject to any indemnity or other agreement with any third-party relating to Liability under any Environmental Law or relating to Hazardous Substances. To the Company’s Knowledge, (i) the Company is not subject to Liability for a Release of any Hazardous Substance or Contamination on the property of any third-party;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) there is no Contamination of or at the properties currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures); (iii) there are no circumstances or conditions involving the Company that would reasonably be expected to result in any claims, Liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Law; (iv) none of the properties currently or formerly owned, leased or operated by the Company is listed in any list, schedule, log, inventory or record maintained by any federal, state, provincial or local Governmental Body with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination; (v) none of the properties currently or formerly owned, leased or operated by the Company is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products; (vi) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company, and no underground tank previously located on these properties has been removed therefrom; and (vii) there are no Liens against any of the properties currently owned, leased or operated by the Company arising under any Environmental Law.

(b) The Company has provided Purchaser with complete and accurate copies of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third-party, and whether done at the initiative of the Company or directed by a Governmental Body or other third-party) which were issued or conducted during the past five (5) years and of which the Company has possession or to which the Company has access.

Section 2.14 Employee Benefits.

(a) Section 2.14(a) of the Disclosure Schedule lists as of the date hereof all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and any other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in respect of any present or former officers, directors, stockholders or other Workers of the Company or any of its ERISA Affiliates, in each case sponsored, maintained, contributed or required to be contributed to by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates has any current or potential Liability

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(each a “Benefit Plan,” and collectively, the “Benefit Plans”). For each Benefit Plan, true and complete copies of, where applicable, (i) the three (3) most recent annual reports on Form 5500 (with schedules and attachments) and associated summary annual reports, (ii) the actuarial reports and results of all nondiscrimination tests for the last three (3) plan years, and (iii) any plan document (or, in the case of an unwritten Benefit Plan, a written description thereof), summary plan description (and any summaries of material modifications with respect thereto), trust agreement (and any other documents relating to the funding or payment of benefits under any Benefit Plan), employment agreement and other governing instrument, document or employee communication, have been delivered to the Purchaser as of the date hereof.

(b) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Benefit Plan is a “multiple employer plan” as defined in Section 210(a) of ERISA or a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company or any ERISA Affiliate has withdrawn at any time from any multiemployer plan, or incurred any withdrawal Liability with respect to any multiemployer plan which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such Liability to the Company or any ERISA Affiliate.

(c) Each Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects in accordance with the requirements of applicable Law (including with the requirements of ERISA and the Code). All insurance premiums with respect to any of the Benefit Plans, and all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Benefit Plans to any funds or trusts established thereunder or in connection therewith, have been made or paid by the due date thereof and all contributions or payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(d) The Company has no Benefit Plan intended to qualify under Section 401(a) of the Code. No Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(e) No Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA (i) that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, or (ii) that could result in a material Liability to the Company or any ERISA Affiliate. With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any material claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for material penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Company’s Knowledge, is there a basis for any such claim, and (ii) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA that could result in a material Liability to the Company or any

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ERISA Affiliate. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Company’s Knowledge, threatened, involving any Benefit Plan by any Person or any Governmental Body.

(f) Section 2.14(f) of the Disclosure Schedule sets forth a list as of the date hereof of all (i) employment agreements or letters with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make, pursuant to which the Company has made, or pursuant to which it is reasonably likely that the Company will make, annual cash payments in an amount of fifty thousand dollars ($50,000) or more, (iii) Contracts, programs and policies of the Company under which the Company may be obligated to provide a Worker severance or any other compensation or benefits as a result of the transaction contemplated by this Agreement or upon termination of employment or any other relationship with the Company, (iv) plans, programs, agreements and other arrangements of the Company with or relating to its Workers that contain change in control provisions, and (v) all written agreements between the Company and any Worker of the Company and identifies each such Worker whose employment may be terminated on not less than three months notice without compensation. The Company has delivered to the Purchaser true and complete copies of all such agreements, plans, programs and other arrangements.

(g) Except as set forth in Section 2.14(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former Worker of the Company or with respect to any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(h) None of the Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Benefit Plan to which such continuation coverage requirements apply.

(i) The Company has reserved all rights necessary to amend or terminate each Benefit Plan without the consent of any other Person.

(j) No Benefit Plan or other contract between the Company and any “service provider” (within the meaning of Section 409A of the Code and the guidance issued thereunder) is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation section 1.409A-1(a)(1).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.15 Compliance With Laws.

(a) The Company has complied in all material respects with, and is not in violation in any material respect of, any applicable provisions of any Law, including any applicable Healthcare-Related Law, with respect to the conduct of its business or the ownership or operation of its properties or assets. The Company has not received any notice alleging any material violation with respect to any applicable provisions of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b) Each of the Company Product Candidates is being, and at all times has been, developed and tested in compliance in all material respects with all applicable Healthcare-Related Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices.

(c) Except as set forth in Section 2.15(c) of the Disclosure Schedule, the Company is not required to have any Registrations from the FDA, EMA or any other comparable Governmental Body to conduct its business as is currently being conducted.

(d) To the Company’s Knowledge, the pre-clinical trials conducted by or on behalf of the Company were, and if still pending, are, being conducted in all material respects in accordance with applicable Healthcare-Related Laws, including, solely with respect to each study identified in the Company’s regulatory filings as a “GLP study,” and good laboratory practices. The Company has not been notified by any Governmental Body of any restriction on the pre-clinical trials conducted or currently being conducted by or on behalf of the Company. To the Company’s Knowledge, the descriptions of, protocols for, and data and other results of, the pre-clinical trials conducted or currently being conducted by or on behalf of the Company that have been made available to the Purchaser are complete and accurate in all material respects. No Company Product Candidate has been administered in a human clinical study.

(e) The Company is not subject to any obligation arising under an administrative, judicial or regulatory action and has not, since inception, received any warning or untitled letter, report of inspection observations (including FDA Form 483s), establishment inspection report, notice of violation, or other document from the FDA or any other Governmental Body relating to the Company Product Candidates.

(f) The Company is not subject to any investigation that is pending and of which the Company has been notified or, to the Company’s Knowledge, which has been threatened, by (i) the FDA, (ii) the Department of Health and Human Services or Department of Justice, or (iii) any comparable Governmental Body, or subject to any determination by a Governmental Body excluding, suspending, debarring or otherwise restricting, or proposing to so restrict the Company from participation in any health care program, whether pursuant to 42 U.S.C. § 1320a-7, 21 U.S.C. § 335a, or other applicable Law.

(g) Neither the Company nor, to the Company’s Knowledge, any of the Company’s officers, employees, contractors or agents, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other state or foreign governmental authority to invoke substantially similar policies.

(h) Neither the Company nor, to the Company’s Knowledge, any of the Company’s officers, employees, contractors or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar Law. The Company has not used, employed, hired or contracted with any clinical investigator who has been disqualified under 21 C.F.R. § 312.70 or who has engaged in any conduct that would reasonably be expected to result in disqualification as a clinical investigator under 21 C.F.R. § 312.70.

(i) The Company has not submitted any claim seeking payment directly or indirectly from any healthcare payment program in connection with any products or Company Product Candidates.

(j) To the Company’s Knowledge, the Company has not failed to comply in any material respect with any applicable security and privacy standards regarding protected health information under HIPAA, any applicable privacy Laws, or any contractual requirements relating to the privacy and/or security of individually identifiable health information.

(k) Set forth in Section 2.15(k) of the Disclosure Schedule is a true and complete list of all of the Company Product Candidates noting, where applicable, (i) the phase as of the date of this Agreement of clinical trial or development each Company Product Candidate is in, and (ii) those Company Product Candidates where FDA and/or other regulatory approval including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has made available to the Purchaser complete and accurate copies of, without limitation, (A) any investigational new drug applications or new drug applications submitted to the FDA or any other Governmental Body by or on behalf of the Company, including any supplements thereto, (B) all final study results and/or final study reports relating to Company Product Candidates for studies supporting the filing of an IND, (C) all correspondence to or from the FDA or other Governmental Bodies in the Company’s possession, including meeting minutes and records of material contacts, (D) all documents in the Company’s possession related to inspections by the FDA or other Governmental Bodies.

Section 2.16 Permits. The Company has all permits, licenses, franchises, orders, permissions, consents, approvals and authorizations from Governmental Bodies required to conduct its business as now being conducted and that are material to the Company (the “Company Permits”). The Company is in compliance in all material respects with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.17 Labor Matters.

(a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, collective bargaining agreement, commitment or arrangement with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, and no campaign is being conducted to solicit cards from employees of the Company by any labor union or labor organization.

(b) There is no strike, slowdown, work stoppage, lockout, or other labor dispute or union organizing activity, or any similar activity or dispute involving the Company, or, to the Company’s Knowledge, threatened. The Company has not, during the period from the Company’s inception through the date of this Agreement, received any material demand letters, civil rights charges, suits, drafts of suits, administrative or other claims from any of its employees.

(c) All individuals who are performing consulting or other services for the Company are correctly classified by the Company as either “independent contractors” or “employees” as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions.

(d) The Company is in compliance in all material respects with all Laws respecting employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, overtime, collective bargaining, employment discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, the collection and payment of withholding and/or social security Taxes, and other employment related Taxes. In addition, each Worker is in compliance with all applicable visa and work permit requirements. No visa or work permit held by a Worker will expire during the six month period beginning at the date of this Agreement.

(e) No claims, disputes, grievances, or controversies are pending or, to the Knowledge of the Company, threatened involving any Worker or group of Workers. No charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) are threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Body against the Company pertaining to any Worker.

(f) Except as set forth in Section 2.17(f) of the Disclosure Schedule, all employees of the Company are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. No employee of the Company has been granted the right to continued employment by the Company. Section 2.17(f) of the Disclosure Schedule lists all employee manuals and handbooks, policy statements and agreements relating to the employment or other relationship of Workers with the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company as of the date of this Agreement and the Company has delivered to Buyer accurate and complete copies of the same.

(g) Section 2.17(g) of the Disclosure Schedule sets forth an accurate and complete list of all (i) employees of the Company, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, vested and unvested equity interests, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), (ii) individuals who are currently performing services for the Company who are classified as independent contractors, including the respective compensation of each consultant or independent contractor, and (iii) any employees or independent contractors of an Affiliate of the Company that perform services for the Company.

(h) The Company is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. §2101) and any applicable state laws or other Applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority. No reduction in the notification period under the WARN Act is being relied upon by the Company. Section 2.17(h) of the Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the three full calendar months preceding the date of this Agreement.

Section 2.18 Transactions with Certain Persons. Except as set forth on Section 2.18 of the Disclosure Schedule, no Related Party has or has had, either directly or indirectly, a material interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or (b) any Contract to which the Company is a party or by which it is bound or to which any of its properties or assets is subject. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or would reasonably be expected to result in, any claim by an employee or director of the Company for indemnification or advancement of expenses related thereto pursuant to (i) the terms of the Organizational Documents of the Company, (ii) any indemnification agreement or other Contract between the Company and any such employee, or (iii) any Laws.

Section 2.19 Insurance. Section 2.19 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies of the Company of any kind currently in force. True, correct and complete copies of such insurance policies have been made available to the Purchaser. All such insurance policies are in full force and effect and insure the Company in reasonably sufficient amounts against normal risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. Such insurance policies are sufficient for compliance with Law and for

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

compliance with any obligations under any Contract of the Company and are provided by reputable and nationally recognized insurers. The Company does not have any self-insurance or co-insurance programs. The Company is not in breach, violation or default under any material provision of any such insurance policy and the Company has not received notice of cancellation of any such insurance. To the Company’s Knowledge, no event has occurred that is reasonably likely to result, after the date of this Agreement, in an increase in premiums under any insurance policies it maintains. To the Company’s Knowledge, no event has occurred, including the failure by the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company under any such excess liability or protection and indemnity insurance policies.

Section 2.20 Brokers, Schedule of Fees and Expenses.

(a) Except as set forth on Section 2.20(a) of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of any Selling Holder, the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

(b) Section 2.20(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of the Company Transaction Expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement. Section 2.20(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all legal expenses incurred and to be incurred by the Company prior to Closing, other than those included in Company Transaction Expenses, which were neither accrued on the Unaudited Interim Balance Sheet nor paid as of the Statement Date.

Section 2.21 Title to and Sufficiency of Assets.

(a) The Company owns, and has good and valid title to, all assets purported to be owned by it, including all assets reflected on the Unaudited Interim Balance Sheet and all other assets reflected in the books and records of the Companies as being owned by the Company. All of said assets are owned by the Company free and clear of any Liens except for Permitted Liens.

(b) The property and other assets owned by the Company or used under enforceable Contracts constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company to conduct its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the transactions contemplated hereby.

Section 2.22 Bank Accounts. Section 2.22 of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution and the account number.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 2.23 Certain Payments. Neither the Company nor any manager, officer, employee, agent, consultant, or other Person has at any time, acting for or on behalf of the Company, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

Section 2.24 FDA and Related Matters. (a) The Company has made available to the Purchaser all written communications, including, but not limited to, regulatory or warning letters and Section 305 notices and similar letters or notices, with any Regulatory Authority. The Company is not subject to, and has not received notice of, any criminal, injunctive, seizure or civil penalty actions begun or threatened by any Regulatory Authority against the Company.

(b) The Company has no Knowledge (and has not been notified by a Company Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company or any Person that manufactures, processes, packages, labels, stores, tests, develops or distributes Company Product Candidates pursuant to a license, development, services, contract research, commercialization, manufacturing, supply, processing, packaging, labeling, storage, testing or other arrangement with the Company (each, a “Company Partner”) by any Regulatory Authority. None of the Company or, to the Company’s Knowledge, any Company Partner, has committed or permitted to exist any material violation of the rules and regulations of any Regulatory Authority which has not been cured by the Company or, to the Company’s Knowledge, any Company Partner, or waived by the relevant Regulatory Authority.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) All Company Product Candidates are being and have been developed, manufactured, used, processed, packaged, labeled, stored, tested and distributed by or, to the Company’s Knowledge, on behalf of the Company in compliance in all material respects with all applicable requirements under all Laws.

(d) The Company has not marketed, sold, offered for sale, distributed for sale, or administered to any humans, any Products or Company Product Candidates. The Company does not have any information with respect to the safety or efficacy in humans of the Company Product Candidates.

(e) The Company has not received notice from any Company Partner of any possible or actual material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the subsequent development (as such development is contemplated as of the date of this Agreement) of the Company Product Candidates, nor to the Company’s Knowledge do any conditions exist that reasonably could be expected to lead to such manufacturing problems.

Section 2.25 Full Disclosure. Neither this Agreement, the Disclosure Schedule, the exhibits hereto, nor any other document delivered by the Company to the Purchaser or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading. To the Company’s Knowledge, there are no facts as of the date of this Agreement which (individually or in the aggregate) will or would reasonably be expected to give rise to a Company Material Adverse Effect that have not been set forth in the Agreement, Disclosure Schedule, the exhibits hereto or thereto or in other documents delivered to Purchaser or its attorneys or agents in connection herewith. The Company makes no representations or warranties Purchaser regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company or any Company Product Candidates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLING HOLDER

Each Selling Holder hereby, severally and not jointly, represents and warrants to the Purchaser as follows:

Section 3.1 Organization and Good Standing. Such Selling Holder, if not an individual, is duly formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization.

Section 3.2 Ownership; Title to Equity Interests.

(a) Such Selling Holder is the record and beneficial owner of the Equity Interests and Options shown as owned by such Selling Holder on Exhibit 1.4A. Such Selling Holder has good and valid title to the Equity Interests to be sold, and Options to be cancelled, by such Selling Holder hereunder, free and clear of all Liens.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Upon the Closing, the Purchaser will receive good and valid title to such Equity Interests, free and clear of all Liens.

Section 3.3 Authority and Enforceability. Such Selling Holder has full right, power and authority or legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, in the case of Selling Holders who are corporations, partnerships or limited liability companies, by all necessary corporate, partnership or limited liability company, as the case may be, action on the part of such Selling Holder. This Agreement has been duly executed and delivered by such Selling Holder and constitutes the valid and binding obligation of such Selling Holder, enforceable against such Selling Holder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as availability of equitable remedies may be limited by applicable Law.

Section 3.4 No Violations; Consents.

(a) The execution and delivery of this Agreement by such Selling Holder does not, and the consummation of the transactions contemplated by this Agreement by such Selling Holder will not, (i) violate the provisions of any of the Organizational Documents of such Selling Holder, (ii) violate or constitute a default under any of the terms or provisions of, or constitute a default under, any Contract to which such Selling Holder is a party or by which such Selling Holder is bound or to which any of the property or assets of such Selling Holder is subject, or (iii) result in any breach or violation of or any statute or any order, rule or regulation of any court or Governmental Body having jurisdiction over such Selling Holder or the property of such Selling Holder, except for such breaches, defaults or violations that would not have a material adverse effect on the ability of such Selling Holder to perform its obligations under this Agreement, or (iv) result in the creation of any Lien on such Selling Holder’s Equity Interests or Options.

(b) All consents, approvals, licenses, permits, registrations, declarations, notices, authorizations and orders necessary for the execution and delivery by such Selling Holder of this Agreement, and for the sale and delivery of the Equity Interests to be sold by such Selling Holder, and Options held by such Selling Holder to be cancelled, hereunder, have been obtained.

(c) Except as provided under the Investor Rights Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which such Selling Holder is a party or by which such Selling Holder is bound obligating such Selling Holder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Equity Interests or Options owned by such Selling Holder or any security or rights convertible into or exchangeable or exercisable for any such Equity Interests or Options. Except as provided under the Investor Rights Agreement, such Selling Holder is not a party to or bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Equity Interests or Options owned by such Selling Holder.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Selling Holders as follows:

Section 4.1 Corporate Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, financial condition or results of operations.

Section 4.2 Authorization; Binding Nature of Agreement. The Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by the Purchaser of this Agreement have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

Section 4.3 Absence of Restrictions; Required Consents. Neither (1) the execution, delivery or performance by the Purchaser of this Agreement, nor (2) the consummation of transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time):

(a) conflict with or result in a violation of any of the provisions of the Purchaser’s Organizational Documents;

(b) conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject;

(c) conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser; or

(d) conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of the Purchaser, or (ii) modify, terminate, or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accelerate any right, Liability of the Purchaser under any such Contract of the Purchaser, or charge any fee, penalty or similar payment to the Purchaser under any such Contract of the Purchaser.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1 Access and Investigation. During the period from the date hereof to the Closing Date (the “Pre-Closing Period”), the Company shall (and the Selling Holders shall cause the Company to): (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access to the Company’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide the Purchaser and the Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request.

Section 5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall (and the Selling Holders shall cause the Company to): (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practice, and (B) in compliance with all applicable Laws and the requirements of all Company Contracts and Governmental Authorizations held by the Company; and (ii) use commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers, directors employees and consultants and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, and other Persons having business relationships with the Company.

(b) During the Pre-Closing Period, the Company shall not, and the Selling Holders shall cause the Company to not (without the prior written consent of the Purchaser):

(i)(A) declare, accrue set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests except for dividends accruing upon the Series A Preferred Stock and Series B Preferred Stock of the Company pursuant to the Certificate of Incorporation, (B) authorize for issuance or issue and deliver any additional shares of its capital stock or Company Rights, (C) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (D) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any Company Rights, (E) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company, or (F) hire or agree to hire any person as an employee, independent contractor, agent or consultant;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) amend or permit the adoption of any amendment to the Certificate of Incorporation or By-laws of the Company, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) adopt or enter into any collective bargaining agreement or other labor union Contract;

(iv) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of Five Thousand Dollars (US $5,000); provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed Twenty-Five Thousand Dollars (US $25,000) in the aggregate;

(vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract, or amend or terminate, or waive any right under any Company Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of Five Thousand Dollars (US $5,000) individually, or Twenty-Five Thousand Dollars (US $25,000) in the aggregate), or waive or relinquish any claim or right;

(ix) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(x) grant, create, incur or suffer to exist any Lien on the assets of the Company that did not exist on the date hereof or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(xii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director, consultant or independent contractor of the Company;

(xiii) except as required to comply with applicable Laws, (A) pay to any employee, officer, director, consultant or independent contractor of the Company any benefit not provided for under any Contract or Employee Benefit Plan in effect on the date hereof, (B) grant any awards under any Employee Benefit Plan, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Benefit Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan, except as may be required under the terms of such Contract or Employee Benefit Plan as of the date of this Agreement and as disclosed in the Disclosure Schedule, or (E) adopt, enter into or amend any Employee Benefit Plan except as required by applicable Laws;

(xiv) hire any new employee, consultant or independent contractor;

(xv) change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xvi) settle or compromise any Legal Proceedings related to or in connection with the Company’s business;

(xvii) (A) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Company Intellectual Property, or (B) dispose of or disclose to any Person, any Confidential Information;

(xviii) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue at any time at or prior to the Closing Date, (B) result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, (C) breach any provisions of this Agreement, or (D) cause the Company to be unable to operate its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the consummation of the transactions contemplated hereby; or

(xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 5.2(b).

Section 5.3 No Transfers. The Company and the Selling Holders shall ensure that, during the Pre-Closing Period:

(a) none of the Selling Holders directly or indirectly sells or otherwise transfers, or offers, agrees or commits (in writing or otherwise) to sell or otherwise transfer, any of

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Equity Interests or Options or any interest in or right relating to any of the Equity Interests or Options; and

(b) none of the Selling Holders permits, and none of the Selling Holders offers, agrees or commits (in writing or otherwise) to permit, any of the Equity Interests or Options to become subject, directly or indirectly, to any Lien.

Section 5.4 Notification.

(a) During the Pre-Closing Period, the Company and the Selling Holders shall promptly notify the Purchaser in writing of:

(i) the discovery by the Company or any Selling Holder of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or such Selling Holder in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Selling Holder in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of the Company or any Selling Holder;

(iv) any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Articles V or VI impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(v) (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

(b) During the Pre-Closing Period, the Purchaser shall promptly notify the Company and the Selling Holder Representative in writing of:

(i) the discovery by the Purchaser of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of the Purchaser;

(iv) any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in Articles V or VII impossible or unlikely or that has had or could reasonably be expected to have a material adverse effect on the Purchaser’s business, financial condition or results of operations; and

(v) (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

No notification given to a party pursuant to this Section 5.4 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or rights of any party hereto contained in this Agreement.

Section 5.5 No Negotiation. During the Pre-Closing Period, neither the Company nor the Selling Holders shall, and neither the Company nor the Selling Holders shall authorize or permit the Company or any Representative of the Company or the Selling Holder to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 48 hours of receipt thereof) notify the Purchaser in writing of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Selling Holders during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

Section 5.6 Regulatory Filings. During the Pre-Closing Period, the Company shall not make any material filings or submissions to the FDA, EMA or any comparable Governmental Body without the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed. In furtherance of the foregoing, the Company shall provide the Purchaser with any

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

proposed filing or submission and provide the Purchaser with a reasonable opportunity to review and comment on such proposed filing or submission.

Section 5.7 Related Party Transactions. The Company shall, prior to the Closing, cause to be paid to the Company all amounts owed to the Company by any Selling Holder or any Related Party, except for loans to officers set forth in Section 2.14(f) of the Disclosure Schedule. At and as of the Closing Date, any debts of the Company owed to any of the Selling Holders or to any Related Party shall be canceled, except those obligations owed to any such Selling Holder or Related Party in respect of his or her employment with the Company.

Section 5.8 Public Announcements; No Disparagement.

(a) The Company and the Selling Holders, on the one hand, and the Purchaser, on the other, shall not (and each party shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the prior written consent of (i) the Purchaser with respect to public statements by the Company and/or the Selling Holders during the Pre-Closing Period or with respect to public statements by the Selling Holders from and after the Closing or (ii) the Company with respect to public statements by the Purchaser during the Pre-Closing Period or the Selling Holder Representative with respect to public statements by the Purchaser from and after the Closing; provided, however, that nothing herein shall be deemed to prohibit any party from making any public disclosure that such party deems necessary or appropriate under applicable Law, and from and after such time as a party has obtained written consent from the required party with respect to a press release or other public disclosure, such party shall be free to continue to disclose substantially the same information in additional public disclosures without having to obtain the required party’s consent thereto; provided, further, that without the prior written consent as provided above, no party shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such party’s advisors who such party reasonably determines needs to know such information for the purpose of advising such party, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

(b) Each party agrees that it has not and will not denigrate, defame, disparage or cast aspersions upon any other party hereto or such other party’s products, services, business or manner of doing business to any third party, including, without limitation, to stockholders, competitors, collaborators and potential collaborators, customers and potential customers.

Section 5.9 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 5.10 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date (“Pre-Closing Tax Periods”).

(b) Cooperation on Tax Matters. The Purchaser, the Company and the Selling Holders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (“Transfer Taxes”) payable as a result of the purchase and sale of the Equity Interests or any other action contemplated hereby (for the avoidance of doubt, excluding any federal, state, local or foreign Taxes measured by or based upon income or gains) shall be allocated among and paid in equal amounts by the Selling Holders and the Purchaser, respectively. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Transfer Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(d) Selling Holder Review. To the extent any tax shown as due on any Tax Return could reasonably be expected to be payable by Selling Holders (taking into account the indemnification obligations hereunder), (a) such Tax Return shall be provided to Selling Holder Representative at least thirty (30) days prior to the filing deadline (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing), (b) the Selling Holder Representative shall have the right to review and comment on such Tax Return, and (c) the Purchaser shall make such revisions to such Tax Return as are reasonably requested by Selling Holder Representative.

Section 5.11 Confidential Information. Each Selling Holder shall hold in confidence at all times following the Closing all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the Closing without the prior written consent of the Purchaser.

Section 5.12 Development and Commercialization Following Closing. [****]

Section 5.13 Release. In consideration for the Purchase Price, as of and following the Closing Date, each Selling Holder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company (but not the Purchaser or its Affiliates) from

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or for any and all claims, causes of action, demands, suits, Liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Selling Holder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever, in any way arising out of, based upon, or relating to such Selling Holder’s ownership of Equity Interests or Options; provided, however, that nothing in this Section 5.13 shall (i) affect the ability of any Selling Holder to bring a claim under this Agreement, or (ii) release or discharge any rights to indemnification to which any Selling Holder may be entitled under the Certificate of Incorporation or bylaws of the Company as in effect on the date hereof.

Section 5.14 Filings and Consents.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date hereof, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, the Purchaser, the Company and the Selling Holders each shall promptly supply the others with any information which may be required by such other party in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.14(a)

(c) Subject to Section 5.14(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with any of the transactions contemplated by this Agreement; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to any of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained in Section 5.14(c) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement to contest any Legal Proceeding relating to any of the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.1 Accuracy of Representations.

(a) Each of the representations and warranties made by the Company and the Selling Holders in this Agreement (other than in Sections 2.2, 2.4, 3.2, 3.3 or 3.4) shall have been accurate in all material respects as of the date of this Agreement.

(b) Each of the representations and warranties made by the Company and the Selling Holders in Sections 2.2, 2.4, 3.2, 3.3 or 3.4 shall have been accurate in all respects as of the date of this Agreement.

(c) Each of the representations and warranties made by the Company and the Selling Holders in this Agreement (other than in Sections 2.2, 2.4, 3.2, 3.3 or 3.4) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time); provided, however, that, for purposes of determining the accuracy of such representations and warranties any update of or modification to such representations and warranties made or purported to have been made after the date of this Agreement shall be disregarded.

(d) Each of the representations and warranties made by the Company and the Selling Holders in Sections 2.2, 2.4, 3.2, 3.3 or 3.4 shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time); provided, however, that, for purposes of determining the accuracy of such representations and warranties any update of or modification to such representations and warranties made or purported to have been made after the date of this Agreement shall be disregarded.

Section 6.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Company and each of the Selling Holders is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 6.3 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate executed by the president of the Company as to compliance with the conditions set forth in Sections 6.1 and 6.2 (the “Closing Certificate”);

Section 6.4 Ancillary Agreements and Deliveries. The Selling Holders shall have delivered, or caused the Company to deliver (or with respect to Section 6.4(b), make available), to the Purchaser each of the following documents, each of which shall be in full force and effect:

(a) certificates representing the Equity Interests, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) the organizational record books, minute books and corporate seal of the Company;

(c) a certificate satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Purchaser;

(d) written resignations of the directors and officers of the Company, effective as of the Closing Date;

(e) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Certificate of Incorporation and Bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date, (iii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver perform this Agreement and all other documents, instruments or agreements related to the transactions contemplated by this Agreement executed or to be executed by the Company;

(f) evidence, in form and substance reasonably satisfactory to the Purchaser, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance hereof has been obtained or made and is in full force and effect;

(g) a certificate, executed by the president of the Company, as to the amount of Company Transaction Expenses (the “Expense Certificate”);

(h) Bonus Letter Amendments executed by each of Loren G. Peterson and Jonathan H. LeBowitz, each in a form approved by the Purchaser, and

(i) all other documents required to be entered into by the Company and the Selling Holders at or prior to the Closing pursuant hereto or reasonably requested by the Purchaser to convey the Equity Interests to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 6.5 No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable that makes the Closing illegal.

Section 6.7 Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect.

Section 6.8 No Litigation. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE SELLING HOLDERS

The obligations of the Company and the Selling Holders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Selling Holders holding a majority in interest in the Company), at or prior to the Closing, of the following conditions:

Section 7.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 7.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 7.3 Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Selling Holders a certificate executed by the chief executive officer or chief financial officer of the Purchaser as to compliance with the conditions set forth in Sections 7.1 and 7.2 (the “Purchaser Compliance Certificate”).

Section 7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

TERMINATION

Section 8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Purchaser, the Company and the Selling Holder Representative;

(b) by written notice from the Purchaser to the Company and the Selling Holder Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Company or the Selling Holders, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Sections 6.1 and 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Purchaser to the Selling Holder Representative, and (ii) the Expiration Date;

(c) by written notice from the Company and the Selling Holder Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Sections 7.1 and 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Selling Holder Representative to the Purchaser, and (ii) the Expiration Date; or

(d) by written notice by the Company and the Selling Holder Representative to the Purchaser or by the Purchaser to the Company and the Selling Holder Representative, as the case may be, in the event the Closing has not occurred on or prior to September 17, 2010 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination.

(e) Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, stockholders or shareholders, except for obligations under Section 5.8 (Public Announcements), Article XI and this Section 8.1, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Etc.

(a) Subject to Section 9.1(c), the representations and warranties made by the Company and the Selling Holders in this Agreement (including the representations and warranties set forth in the Closing Certificate) shall survive the Closing and all claims for indemnification in

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

connection therewith shall be asserted not later than, [****] following the Closing Date; provided, however, that (i) each of the representations and warranties contained in [****] shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than, [****], (ii) each of the representations and warranties contained in [****], shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, (iii) each of the representations and warranties contained in [****] shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than the later of [****], and (iv) each of the representations and warranties contained in [****] shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than, the date the last Contingent Payment is made. The representations and warranties made by the Purchaser in this Agreement shall survive the Closing until, and all claims in connection therewith shall be asserted not later than, [****] following the Closing Date. The covenants and agreements of the parties hereunder to be performed at or prior to the Closing shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than [****] following the Closing Date. The covenants and agreements of the parties hereunder to be performed following the Closing shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than [****]. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder (a “Claim Notice”) and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(b) The representations, warranties, covenants and obligations of the Company and the Selling Holders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c) Nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit any rights or remedy of any Indemnitee for claims based on intentional misrepresentation or fraud.

(d) Any claim for indemnification hereunder shall be asserted by an Indemnitee by written notice delivered to the Selling Holder Representative within [****] after such Indemnitee or its Affiliates first have Knowledge of all of the facts necessary to determine that an Indemnitee has a good faith basis for asserting such claim. Any claim as to which written notice is not so delivered to the Selling Holder Representative shall be deemed to have been irrevocably waived by the Indemnitee and its Affiliates.

Section 9.2 Indemnification by Selling Holders. From and after the Closing (but subject to Section 9.1), [****], in each case to the extent not previously paid to the Selling Holders, shall be available to hold harmless and indemnify each of the Indemnitees from and against, and to compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

[****]

In addition to the foregoing, each of the Selling Holders (the “Indemnitors”) shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with, any inaccuracy in or breach of such Selling Holder’s representations and warranties contained in Article IV and covenants contained in this Agreement. [****].

Section 9.3 Limitations. Notwithstanding anything to the contrary herein, but subject to Section 9.1(c), the Indemnitors shall not be liable under Section 9.2(a) or (b) (or Section 9.2(e) as it related to 9.2(a) or (b)) unless and until the aggregate Damages for which they would otherwise be liable under Section 9.2 exceed [****] individually or in the aggregate (the “Basket Amount”), in which case the Indemnitors shall be responsible only for the amount of such Damages in excess of the Basket Amount. Except in the case of fraud or intentional misrepresentation, and except as provided in the last paragraph of Section 9.2, the Indemnitors shall not be liable under Section 9.2 for any amounts in excess of the sum of the Holdback Amount and the Contingent Payments not previously paid to the Indemnitors.

Section 9.4 Set Off; Release of Holdback.

(a) [****].

(b) [****].

(c) To the extent permitted by Law, any payment made by, or offset applied against, an Indemnitor pursuant to this Article IX shall be treated on the parties’ Tax Returns as an adjustment to the Purchase Price for all Tax purposes.

Section 9.5 No Contribution. Each Indemnitor waives, and acknowledges and agrees that such Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such Indemnitor may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

Section 9.6 [****].

Section 9.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, the Purchaser or any other Person) with respect to which any Indemnitor may become obligated

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9.2, the Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Selling Holders (it being understood that fees, costs and expenses incurred by the Purchaser in connection with such defense shall constitute Damages and shall be indemnified hereunder only if an Indemnitor is obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee with respect to such claim or Legal Proceeding pursuant to Section 9.1). If the Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

(a) subject to the other provisions of Article IX, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall constitute Damages hereunder;

(b) each Indemnitor shall make available to the Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) The Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Selling Holder Representative, which consent will not be unreasonably withheld.

The Purchaser shall give the Selling Holders prompt notice of the commencement of any such Legal Proceeding against the Purchaser or the Company; provided, however, that any failure on the part of the Purchaser to so notify the Selling Holders shall not limit any of the obligations of the Indemnitors under Section IX (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If the Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, the Selling Holders may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Selling Holders may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed). In the event the Purchaser has elected to proceed with the defense of such claim or Legal Proceeding, the Selling Holders may participate in, but not control, the defense of such claim or Legal Proceeding at their own cost and with counsel of their choosing.

ARTICLE X

SELLING HOLDER REPRESENTATIVE

Section 10.1 Selling Holder Representative.

(a) Each Selling Holder hereby irrevocably nominates, constitutes and appoints George G. Arida as the agent and true and lawful attorney-in-fact of such Selling Holder (the “Selling Holder Representative”), with full power of substitution, to act in the name, place and stead of the Selling Holder for purposes of executing any documents and taking any actions that the Selling Holder Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement. George G. Arida hereby accepts his appointment as Selling Holder Representative.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Without limitation of the foregoing, the Selling Holder Representative shall be authorized on behalf of the Selling Holders (i) to determine the occurrence of any event giving rise to a Contingent Payment under Section 1.6 and to resolve any disputes relating thereto or to the determination of the amount of any Contingent Payments, (ii) to resolve and fully and finally settle any claims by Purchaser for indemnification arising under Article IX, (iii) to take any action, including litigating, defending or enforcing any actions, and to make deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, including Selling Holder Contingent Payment Instructions, Selling Holder Holdback Payment Instructions and Selling Holder Unresolved Claim Payment Instructions (an “Instrument”) which the Selling Holder Representative determines in his or her discretion to be necessary, appropriate or desirable, and, in connection therewith, (iv) to hire or retain, at the sole expense of the Selling Holders, such counsel, investment bankers, accountants, representatives and other professional advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder, and (v) to receive all documents, certificates and notices and make all determinations and to take all actions on behalf of the Selling Holders required under this Agreement, including, without limitation, any amendments hereto or waivers hereunder and delivery of Selling Holder Contingent Payment Instructions, Selling Holder Holdback Payment Instructions and Selling Holder Unresolved Claim Payment Instructions, each of which shall be binding as to each Selling Holder with respect to the Purchaser and upon each of which the Purchaser shall be entitled to rely in full. A decision, act, consent or instruction of the Selling Holder Representative shall constitute a decision of the Selling Holders, and shall be final, binding and conclusive upon the Selling Holders. Any Person receiving an Instrument from the Selling Holder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Selling Holder Representative shall promptly, and in any event within five (5) business days, provide written notice to each Selling Holder of any action taken on behalf of the Selling Holders by the Selling Holder Representative pursuant to the authority delegated to the Selling Holder Representative under this Section 10.1.

(c) Each Selling Holder recognizes and intends that the power of attorney granted in Section 10.1:

(i) is coupled with an interest and is irrevocable;

(ii) may be delegated by the Selling Holder Representative; and

(iii) shall survive the death or incapacity of each of the Selling Holders.

(d) The Selling Holder Representative shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been emailed, telexed, telegraphed, faxed or cabled by a Selling Holder or to have been signed and presented by a Selling Holder.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) If the Selling Holder Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, Selling Holders representing a majority in voting power of the capital stock of the Company immediately prior to the Closing shall, within ten days after such resignation, death or disability, appoint a successor to the Selling Holder Representative and immediately thereafter notify Purchaser of the identity of such successor. At any time, Selling Holders representing 75% in voting power of the capital stock of the Company immediately prior to the Closing may remove the then Selling Holder Representative and appoint a successor to the Selling Holder Representative. Any such successor shall succeed the Selling Holder Representative as Selling Holder Representative hereunder. If for any reason there is no Selling Holder Representative at any time, all references herein to the Selling Holder Representative shall be deemed to refer to the Selling Holders.

(f) The Selling Holder Representative shall incur no liability to the Selling Holders with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Selling Holder Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Selling Holder Representative shall not be liable to the Selling Holders for anything done, omitted or suffered in good faith by the Selling Holder Representative based on such advice. The parties hereto understand and agree that the Selling Holder Representative is acting solely on behalf of and as agent for the Selling Holders and not in his personal capacity, and in no event shall the Selling Holder Representative be personally liable to the Selling Holders hereunder for actions taken in his capacity as Selling Holder Representative.

(g) Each Selling Holder agrees to indemnify the Selling Holder Representative, on a pro rata basis based on the percentage of the aggregate Purchase Price received by each Selling Holder pursuant to this Agreement, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including all costs of defending any claim for indemnification hereunder, which may at any time be imposed on, incurred by or asserted against the Selling Holder Representative in any way relating to or arising out of this Agreement, the performance of the obligations of the Selling Holder Representative hereunder or under any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Selling Holder shall be liable for any of the foregoing to the extent they arise from gross negligence or willful misconduct of the Selling Holder Representative. The Selling Holder Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be fully indemnified to his reasonable satisfaction by the Selling Holders against any and all liability and expense which may be incurred by him by reason of taking or continuing to take any such action. In addition to the foregoing, the Selling Holder Representative shall be entitled to be compensated from the Selling Holder Representative’s Fund and/or the Selling Holders at a standard hourly rate for the performance of services hereunder.

(h) At the Closing, Purchaser shall deposit with the Selling Holder Representative the Selling Holder Representative’s Fund Amount, which will be held by the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Selling Holder Representative in trust solely for the purpose of paying any liability or expense incurred by the Selling Holder Representative in connection with this Agreement to which the Selling Holder Representative is entitled to compensation, reimbursement or indemnification by the Selling Holders pursuant to Section 10.1(g) (the “Selling Holder Representative’s Fund”). In addition, prior to the distribution of any Holdback Amount or Contingent Payment to the Selling Holders, the Selling Holder may direct the Purchaser that a portion of such distribution shall be paid to the Selling Holder Representative’s Fund to the extent that the Selling Holder Representative’s Fund Amount is insufficient to reimburse or indemnify the Selling Holder Representative for any liability or expense incurred by the Selling Holder Representative prior to such distribution. Any amounts paid into the Selling Holder Representative’s Fund shall not be in limitation of the obligations of the Selling Holders pursuant to Section 10.1(g). The deposit of the Selling Holder Representative’s Fund Amount by Purchaser with the Selling Holder Representative shall discharge Purchaser’s obligations with respect to such amount, and Purchaser will not have any responsibility or Liability for the manner in which the Selling Holder Representative administers the Selling Holder Representative’s Fund, or for causing or ensuring that all or any portion of the Selling Holder Representative’s Fund Amount is ultimately paid or distributed to the Selling Holders. Upon the determination of the Selling Holder Representative to release the Selling Holder Representative’s Fund Amount then remaining, if any, such remaining Selling Holder Representative’s Fund Amount shall be distributed to the Selling Holders by the Selling Holder Representative in the same manner as the Purchase Price is required to be paid to the Selling Holders in accordance with Exhibit 1.4B.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 11.2 Fees and Expenses. Except as provided herein with respect to Company Transaction Expenses, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.

Section 11.3 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

Section 11.4 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in any case to the address, electronic mail address or facsimile telephone number set forth beneath the name of such party below or at such other address, electronic mail address or facsimile telephone number as such party may designate by ten (10) days advance written notice to the other parties hereto:

If to the Purchaser:

BioMarin Pharmaceutical, Inc.

105 Digital Drive

Novato, CA 94949

Attention: General Counsel

Phone: 415-506-6307

Facsimile: 415-382-7889

If to the Company:

ZyStor Therapeutics, Inc.

10437 Innovation Drive, Suite 100

Milwaukee, Wisconsin 53226-4838

Attention: Chief Executive Officer

Phone: 414-727-9777

Facsimile: 414-727-9727

If to the Selling Holders:

To the address set opposite such Selling Holder’s name on Exhibit 1.4A.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to the Selling Holder Representative:

George G. Arida

Managing Director

Venture Investors LLC

University Research Park

506 South Rosa Road, Suite 201

Madison, Wisconsin 53719

Phone: 608-441-2700

Facsimile: 608-441-2727

Section 11.5 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.6 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of Delaware.

Section 11.8 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) each of the Selling Holders and their personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); (c) the Selling Holder Representative; and (d) the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) the Selling Holders; (iii) the Purchaser; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. After the Closing Date, the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

Section 11.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

Section 11.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Except as provided in Section 9.1(d), no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.11 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto; provided, however, that such amendment, modification, alteration or supplement that affects the rights or obligations of the Selling Holders in equal measure may be executed and delivered on behalf of the Selling Holders by the Selling Holder Representative.

Section 11.13 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 11.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 11.15 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Confidentiality Agreement and the other agreements referred to herein and therein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein and supersede all prior agreements and understandings among or between any of the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

Section 11.16 Waiver and Termination of Certain Rights of Selling Holders. Effective as of the Closing, in connection with the transaction contemplated by this Agreement:

(a) the Selling Holders, representing (X) the holder of the Company’s Series A Preferred Stock and (Y) at least 60% of the outstanding shares of the Company’s Series B Preferred Stock , hereby: (i) waive the notice provisions contained in Article Fourth, Section B(2)(h)(ii) of the Certificate of Incorporation; (ii) waive any and all other rights to notification as may be contained in the Certificate of Incorporation and the Investor Rights Agreement; and (iii) consent to the transactions contemplated by this Agreement, including without limitation, the sale of all of the Equity Interests to the Purchaser and cancellation of all of the Options as provided for herein;

(b) the Selling Holders, who are Investors (as defined in the Investor Rights Agreement), and the Company hereby waive their rights to acquire shares of the Company’s Series A Preferred Stock under Sections 3.2, 3.3, 3.4 and 3.5 of the Investor Rights Agreement, and all notice rights incident thereto, and acknowledge and agree that the holder of Series A Preferred Stock shall not be bound by any restrictions contained in Sections 3.2, 3.3, 3.4 and 3.5 of the Investor Rights Agreement to transfer such shares to the Purchaser in accordance with the terms of this Agreement;

(c) the Selling Holders representing (X) the holder of the Company’s Series A Preferred Stock and (Y) at least 60% of the outstanding shares of the Company’s Series B Preferred Stock (i) waive the bring along and co-sale rights contained in Section 3.9 of the Investor Rights Agreement, and (ii) agree that the Investor Rights Agreement is hereby terminated in all respects;

(d) the Selling Holders representing a Noteholders’ Supermajority pursuant to each of the several Note Purchase Agreements hereby (i) waive the notice provisions contained in Section 7.1 of the Note Purchase Agreements and Section 7 of the Convertible Note Warrants; (ii) elect pursuant to Section 7.1 and 7.2 of the Note Purchase Agreements not to cause the Company Convertible Notes and Convertible Note Warrants to be converted into shares of Series C Preferred Stock of the Company; and (iii) waive the requirement that the Company Convertible Notes and Convertible Note Warrants shall be paid or redeemed, as the case may be, in full upon a “Change of Control” as defined in Section 7.2 of the Note Purchase Agreements and agree that the Purchase Price in respect of the Company Convertible Notes and Convertible Note Warrants shall be paid in accordance with Exhibit 1.4B hereunder; and

(e) the Company consents to the assignment, transfer and sale of the Convertible Note Warrants held by the Selling Holders to the Purchaser as provided for in this

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement and waives any rights the Company may have in Section 3(b) of the Convertible Note Warrants.

Section 11.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and Exhibits are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

Section 11.18 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure unless it is reasonably apparent, from the face of the disclosure made, that such information is also applicable to another representation or warranty.

Section 11.19 Schedules and Exhibits. The Schedules and Exhibits (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

*        *        *

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

ZYSTOR THERAPEUTICS, INC.

By:	/s/ Loren G. Peterson
Name: Loren G. Peterson
Title: President and Chief Executive Officer

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASER:

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Jean-Jacques Bienaime
Name:	Jean-Jacques Bienaime
Title:	CEO

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

MASON WELLS BIOMEDICAL FUND I, LIMITED PARTNERSHIP

By:	Mason Wells Biomedical Partners I, LLC, General Partner

By:	/s/ Trevor D’Souza
Name:	Trevor D’Souza
Title:	Managing Director / Member

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

VENTURE INVESTORS EARLY STAGE FUND III LIMITED PARTNERSHIP

By:	Venture Investors LLC, General Partner

By:	/s/ George Arida
Name:	George Arida
Title:	Managing Director

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

THE STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher P. Prestigiacomo
Name:	Christopher P. Prestigiacomo
Title:	Portfolio Manager

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

HEXAGON INVESTMENTS, LLC

By:	/s/ Michael J. Hipp
Name:	Michael J. Hipp
Title:	EVP

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

APJOHN VENTURES FUND, L.P.

By:	Apjohn Ventures, LLC, General Partner

By:	/s/ Mina Sooch
Name:	Mina Sooch
Title:	Manager

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

BANC ONE STONEHENGE CAPITAL FUND WISCONSIN, LLC

By:	/s/ William Kent Veldt
Name:	William Kent Veldt
Title:	Manager

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

PROLOG CAPITAL A, L.P.

By:	Prolog Ventures A, LLC, Its General Partner

By:	/s/ Brian L. Clevinger
Name:	Brian L. Clevinger
Title:	Managing Director

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

PROLOG CAPITAL B, L.P.

By:	Prolog Ventures B, LLC, Its General Partner

By:	/s/ Brian L. Clevinger
Name:	Brian L. Clevinger
Title:	Managing Director

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

SYMBIONTICS, INC.

By:	/s/ Brian L. Clevinger
Name:	Brian L. Clevinger
Title:	President

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

GOLDLINE CREEK, LLC

By:	/s/ Michael J. Hipp
Name:	Michael J. Hipp
Title:	Member

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

PROLOG CAPITAL II, L.P.

By:	Prolog Ventures II, LLC, General Partner

By:	/s/ Brian L. Clevinger
Name:	Brian L. Clevinger
Title:	Managing Director

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Yair Shamir
Yair Shamir

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ William Simon
William Simon

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Jonathan H. LeBowitz
Jonathan H. LeBowitz

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Loren G. Peterson
Loren G. Peterson

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ John A. Maga
John A. Maga

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Ravi Kambampati
Ravi Kambampati

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Jianghong Zhou
Jianghong Zhou

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Holly Wiese
Holly Wiese

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Peggy Tom
Peggy Tom

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Angela Golata Thomm
Angela Golata Thomm

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Sarah Golata
Sarah Golata

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Constantine Anagnostopoulos
Constantine Anagnostopoulos

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Allan Goldberg
Allan Goldberg

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDERS:

/s/ Jeffrey Grubb
Jeffrey Grubb

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

SELLING HOLDER REPRESENTATIVE:

/s/ George Arida
George G. Arida

SECURITIES PURCHASE AGREEMENT

SIGNATURE PAGE

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” means this Securities Purchase Agreement, as amended from time to time.

“Annual Net Sales” means total Net Sales of any Products in a particular calendar year determined in accordance with Section 1.8.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation, as amended, of the Company in effect immediately prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Launch” means the first sale to an unaffiliated third-party of a Product following approval of a MAA for the country in which such sale is made in an arms’ length transaction, but excluding sales made pursuant to any named patient, compassionate use program, patient assistance program or similar arrangements.

“Company Contract” means any Contract, including any amendment or supplement thereto, (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.

“Company Convertible Notes” means the Company’s $6,122,282 in aggregate principal amount of 8% Subordinated Convertible Promissory Notes issued pursuant to Securities Purchase Agreements among the Company and certain Selling Holders dated as of May 17, 2007, as amended, May 22, 2009, September 4, 2009, October 16, 2009, January 26, 2010 and May 27, 2010 (the “Note Purchase Agreements”).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any other third-party and is material to the Company.

“Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”, and collectively, “Changes”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, would reasonably be expected to (i) result in the material failure of the Company to operate its business immediately after the Closing in the same manner as operated immediately before the Closing after giving effect to the consummation of the transactions contemplated by this Agreement, or (ii) have a material adverse effect on (A) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Company, or (B) the ability of the Company and the Selling Holders to consummate the transactions contemplated by this Agreement; provided, that “Company Material Adverse Effect” shall not include (i) Changes in conditions in the industry in which the Company operates or in U.S. or global economy or capital or financial markets generally, (ii) the public announcement or pendency of this Agreement or any of the transactions contemplated herein, or (iii) Changes in GAAP or Law applicable to the Company.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company, in whole or in part, and is material to the Company.

“Company Product Candidates” means any and all lysosomal enzyme molecules that are claimed by Company Intellectual Property that is in existence and owned or licensed by the Company as of the Closing Date; provided, however, that no molecule shall constitute a Company Product Candidate for purposes of this Agreement to the extent that it is developed for the treatment of mucopolysaccharidosis (MPS) I, IV or VI.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of or licensed by the Company, alone or jointly with others.

“Company Rights” means any: outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

“Company Transaction Expenses” means any fee, cost, expense, payment, expenditure, Liability (contingent or otherwise) or obligation of the Company (including legal fees and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expenses, accounting fees and expenses, financial advisory fees and expenses and payments to employees, directors, officers or other advisors), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Closing, that:

(a) relates directly or indirectly to (i) the proposed financing or acquisition of all or a portion of the business of the Company by the Purchaser, (ii) investigation and review conducted by the Purchaser with respect to the Company (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule), or any certificate, Contract or other instrument or document delivered or to be delivered in connection with any of the transactions contemplated by this Agreement, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of the transactions contemplated by this Agreement, or (v) the consummation of the transactions contemplated by this Agreement;

(b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transaction contemplated by this Agreement; or

(c) relates directly or indirectly to the process of identifying, evaluating and negotiating with prospective investors or purchasers of all or a portion of the business of the Company and was incurred after April 15, 2010.

Company Transaction Expenses include all amounts set forth in Part I of Exhibit B hereto. Notwithstanding the foregoing, Company Transaction Expenses shall not include those fees, costs, expenses, payments, expenditures, Liabilities or obligations of the Company and the Selling Holders set forth in Part II of Exhibit B hereto.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Selling Holder of any covenant or obligation set forth in this Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Confidentiality Agreement” shall mean that Non-Disclosure Agreement dated March 26, 2010 by and between Purchaser and the Company.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Convertible Note Warrants” means those warrants issued to Selling Holders in connection with the purchase of the Company Convertible Notes, which warrants are exercisable for shares of Company common stock as determined thereunder.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Selling Holders and the Company on the date of the Agreement and prepared in accordance with Section 11.17 of the Agreement.

“EMA” means the European Medicines Agency or any successor thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any foreign, federal, state, provincial or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer under Section 414 of the Code.

“EU” means the European Union.

“Exchange Rate” means the average exchange rate between the U.S. Dollar and the relevant currency published in the Wall Street Journal for the ten (10) business days prior to and including the last day of each quarter for which a Net Sales report is prepared pursuant to Section 1.7.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FCPA” means the Foreign Corrupt Practices Act.

“GAAP” means, for each party, United States generally accepted accounting principles consistently applied by such party.

“Governmental Authorization” means any (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality within or outside of the United States, including, without limitation, the FDA, the EMA or Health Canada.

“Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Healthcare-Related Law” means (i) the Federal Food, Drug and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”)), (iv) the Medicare statute, federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), (v) statutes governing TRICARE (10 U.S.C. § 1071 et seq.) or other U.S. federal government employee healthcare programs, (vi) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (vii) criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), (ix) HIPAA, (x) Section 353 of the Public Health Services Act (42 U.S.C. § 263a) as revised by the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), (xi) all regulations, guidances, rules, standards, guidelines, policies and orders promulgated under any Healthcare-Related Law described in clauses (i)-(x) of this definition or otherwise administered or issued by any Governmental Body created by or enforcing any such Healthcare-Related Law, and (xii) all other foreign, federal, state, provincial and local statutes, laws, regulations, directives, rules, standards, guidelines, policies and orders relating to the subject matter of any of the Healthcare-Related Laws described in clauses (i)-(x) of this definition, including those administered by the FDA, the EMA or Health Canada.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended (Pub. L. 104-191).

“Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates (including the Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Selling Holders shall not be deemed to be “Indemnitees.”

“Intellectual Property” means the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, and applications for each of the foregoing.

“Investor Rights Agreement” means that certain Investor Rights Agreement dated as of September 22, 2004 by and among the Company and certain Selling Holders named therein.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: [****].

“Launch” means the first date on which both of the following conditions are met, provided such date may be no earlier than the three (3) month anniversary of the date of Commercial Launch: (A) Commercial Launch of a Product shall have occurred; and (B) there shall exist no injunction or similar event or circumstance relating to a Proceeding for infringement of a third party’s Intellectual Property Rights that requires Purchaser or any Affiliate or Sublicensee of the Purchaser to withdraw from, or suspend sales of the Product in, the applicable market.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

[****]

“Marketing Authorization Application” (or “MAA”) means any marketing authorization application for a country or region, requesting approval from the applicable Governmental Body for commercial sale of a Product in such country or region (including a NDA filed with the FDA in the United States), and all amendments and supplements filed to any such application.

“NDA” means a New Drug Application or Biologic License Application (or their equivalents), as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including without limitation, any Supplemental New Drug Application.

“Net Sales” means the gross amounts received for sales of Products by the Purchaser, its Affiliates and/or its Sublicensees to third-parties, including without limitation, distributors other than the Purchaser, its Affiliates and/or its Sublicensees less actual:

(f) freight, shipping, postage and duties, and transportation charges on shipment of such Product, including handling and insurance on such shipment;

(g) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of the Product measured by the sale, of such Product to the customer but specifically excluding taxes based on income;

(h) normal and customary trade, quantity and cash discounts actually granted to and taken by the customer with respect to such Product;

(i) third-party rebates, price reimbursement caps, claw-backs, charge-backs, allowances, hospital buying group/group purchasing organization administration fees or management care organization rebates and credits paid or credited to the customer with respect to such Product consistent with normal and customary understandings and arrangements;

(j) amounts incurred with respect to such Product resulting from governmental mandated rebate or discount programs; and

(k) Third-Party Payments, provided that all Third-Party Payments other than royalties (e.g., milestone payments, upfront-fees, etc.) shall be amortized on a straight-line basis over the life of the respective Third-Party Patent, such that they may only be deducted from Net Sales in the relevant calendar quarter in accordance with the respective amortization schedule in each case as determined in accordance with the Company’s usual and customary accounting methods, which shall be in accordance with U.S. Generally Accepted Accounting Principles; or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in accordance with International Financial Reporting Standards “IFRS,” should the Company be required to, or elect to maintain records and books of accounts in accordance with IFRS. Sales among a party and its Affiliates or permitted Sublicensees for resale shall be excluded from the computation of Net Sales; provided, however, that the subsequent resale shall be included in Net Sales hereunder. If a sale or other disposition with respect to Products is not at arm’s length, then the Net Sales from such sale or other disposition shall be the arm’s length fair market value of such Product, which will mean the Purchaser’s, its Affiliate’s or Sublicensee’s, as applicable, average sales price of such Product to that category of customer for the calendar quarter in the country in which the sale took place. For clarity, Net Sales shall include sales of a Product made pursuant to a pre-license sale through a named patient basis sales program or other special access sales program. The supply of Products without charge (x) as commercial samples, (y) as charitable donations, or (z) for use in development and post-marketing studies shall be excluded from the computation of Net Sales.

“Ordinary Course of Business” means the operations of all aspects of the business of the Company on a day to day and a prospective basis consistent with the business plans of the Company.

“Organizational Documents” means, with respect to any entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable (excluding Liens arising under ERISA or the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Phase 3 Clinical Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to: (a) gather the additional information about effectiveness and safety of such Product in the indication being studied needed to evaluate the overall benefit-risk relationship of such Product and to provide adequate basis for physician labeling; (b) define

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed; and (c) support regulatory approval of such Product for the treatment in such indication, as described in 21 C.F.R. § 312.21(c), or a similar clinical study prescribed by the applicable regulatory authorities in a country other than the United States; [****].

“Product” means a pharmaceutical product containing any Company Product Candidate; provided, however, that no pharmaceutical product that is developed or commercialized for the treatment of [****].

“Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Body (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“Regulatory Approval” means, with respect to each Company Product Candidate, any approval (including a pricing approval if required), registration, license or authorization from any Regulatory Authority in a particular country or regulatory jurisdiction required to market and sell such Company Product Candidate and/or its components in such country or regulatory jurisdiction.

“Regulatory Authority” means any applicable government regulatory agency or authority responsible for granting Regulatory Approvals for Company Product Candidates, including the FDA , EMA and any corresponding national or regional regulatory authorities.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Company, (b) each member of the immediate family of each of the individuals referred to in clause (a) above, and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Selling Holder Representative’s Fund Amount” means $60,000.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Sublicensee” means an Entity to whom a party has granted a right to develop, manufacture, sell, market, distribute and/or promote a Company Product Candidate or a Product.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” means (i) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States of America, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, and any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with Article VIII.

“Third-Party Payments” means fees, milestones or royalties paid to an unaffiliated third-party as consideration for a license under any patent owned or controlled by such third party (a “Third-Party Patent”) that the Purchaser has determined is reasonably necessary in order to develop, manufacture or commercialize a Product without infringing such Third-Party Patent.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Worker” means any individual performing services for the Company in the capacity of an employee and/or independent contractor.

“ZC-701” means the Company’s proprietary recombinant human acid a-glucosidase molecule as further described in Exhibit C attached hereto.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

COMPANY TRANSACTION EXPENSES

I.	Company Transaction Expenses shall include:

[****]

B-1

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

DESCRIPTION OF ZC-701

ZC-701 (Recombinant GILT-tagged human acid alpha glucosidase, GILT-tagged GAA) has been designed to be an enzyme replacement therapy for the treatment of Pompe disease. The Bulk Drug Substance is a recombinant fusion protein containing the 61 amino acid GILT (Glycosylation Independent Lysosomal Targeting) tag fused to amino acid residues 70-952 of human acid alpha glucosidase (GAA), the enzyme deficient in Pompe disease. The ZC-701 protein is purified from culture supernatants of a mammalian cell line engineered to express the entire chimeric fusion protein as a single polypeptide. The expression cell line consists of a CHO-S cell transfected with a retrovector containing the DNA sequence for the chimeric ZC-701 gene containing both IGF-II and GAA sequences. The amino acid sequence of ZC-701 plus the IGF-II signal peptide to enable secretion during cell culture production, is shown in Figure 1. In this figure, the IGF-II derived signal peptide, which is removed prior to secretion of the protein into culture media is italicized, the GILT tag is highlighted, and the three amino acid spacer separating the tag from GAA is underlined.

C-1

Figure 1. Amino Acid Sequence of ZC-701

MGIPMGKSMLVLLTFLAFASCCIAALCGGELVDTLQFVCGDRGFYFSRPASRVSRRSRGIVEECCFRSCDLALLETYCATPAK SEGAPAHPGRPRAVPTQCDVPPNSRFDCAPDKAITQEQCEARGCCYIPAKQGLQGAQMGQPWCFFPPSYPSYKLENLSSSEM GYTATLTRTTPTFFPKDILTLRLDVMMETENRLHFTIKDPANRRYEVPLETPRVHSRAPSPLYSVEFSEEPFGVIVHRQLDGR VLLNTTVAPLFFADQFLQLSTSLPSQYITGLAEHLSPLMLSTSWTRITLWNRDLAPTPGANLYGSHPFYLALEDGGSAHGVF LLNSNAMDVVLQPSPALSWRSTGGILDVYIFLGPEPKSVVQQYLDVVGYPFMPPYWGLGFHLCRWGYSSTAITRQVVENM TRAHFPLDVQWNDLDYMDSRRDFTFNKDGFRDFPAMVQELHQGGRRYMMIVDPAISSSGPAGSYRPYDEGLRRGVFITNE TGQPLIGKVWPGSTAFPDFTNPTALAWWEDMVAEFHDQVPFDGMWIDMNEPSNFIRGSEDGCPNNELENPPYVPGVVGGT LQAATICASSHQFLSTHYNLHNLYGLTEAIASHRALVKARGTRPFVISRSTFAGHGRYAGHWTGDVWSSWEQLASSVPEILQ FNLLGVPLVGADVCGFLGNTSEELCVRWTQLGAFYPFMRNHNSLLSLPQEPYSFSEPAQQAMRKALTLRYALLPHLYTLF HQAHVAGETVARPLFLEFPKDSSTWTVDHQLLWGEALLITPVLQAGKAEVTGYFPLGTWYDLQTVPIEALGSLPPPPAAP REPAIHSEGQWVTLPAPLDTINVHLRAGYIIPLQGPGLTTTESRQQPMALAVALTKGGEARGELFWDDGESLEVLERGAY TQVIFLARNNTIVNELVRVTSEGAGLQLQKVTVLGVATAPQQVLSNGVPVSNFTYSPDTKVLDICVSLLMGEQFLVSWC

C-2

EXHIBIT 1.4A

SELLING HOLDERS

[****]

1.4A-1

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.4B

Allocation of Purchase Price

[****]

1.4B-1

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX I

[****]

1.4B-5

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX II

[****]

1.4C-1

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.4C

Wire Transfer Instructions for Selling Holders

[****]

1.4C-2

Disclosure Schedule

[****]

1.4C-3